Exhibit 10.1
Third Amendment to Employment Agreement between Central Federal
Corporation and David C. Vernon
THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
CENTRAL FEDERAL CORPORATION
This THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into and made effective as of January 8, 2007 between Central Federal Corporation, a Delaware corporation (the “Holding Company”), and David C. Vernon, an Ohio resident (the “Executive”).
A.	The Holding Company and the Executive entered into an Employment Agreement as of February 28, 2003, which agreement was amended as of May 10, 2004 and as of December 16, 2004 (the Employment Agreement, as amended, the “Agreement”).
B.	The Executive was invited to provide services to First National Bank of Orrville (“FNB Orrville”) and its holding company, National Bancshares Corporation (“NBOH”).
C.	The Board of Directors of the Holding Company values the services of the Executive and desires to have him continue to provide services to the Holding Company.
D.	The Board of Directors of the Holding Company, after evaluating the markets served by FNB Orrville and CFBank, which is a federally chartered savings association and a wholly owned subsidiary of the Holding Company, as well as the asset size of both financial institutions, concluded that the Executive’s service to FNB Orrville does not and will not present any conflict of interest with CFBank or the Holding Company or materially affect the performance of his duties to the Holding Company.
E.	Given the Executive’s services to FNB Orrville, and given the Holding Company’s Board of Directors’ desire to have the Executive continue to provide services to the Holding Company, the Board of Directors of the Holding Company undertakes to modify the duties of the Executive under the Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, the Holding Company and the Executive agree as follows:

1. Section 2(b) of the Agreement is hereby deleted and the following is substituted therefore in its entirety:
During the period of Executive’s employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantial business time, attention, skill, and efforts to the faithful performance of his responsibilities as delineated under Section 1 of this Agreement, including activities and services related to the administration and management of the Holding Company; provided, however, that with the approval of the Board of Directors, as evidenced by a resolution of the Board of Directors from time to time, Executive may serve or continue to serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which, in the Board of Directors’ judgment, will not present any conflict of interest with the Holding Company or materially affect the performance of Executive’s duties under this Agreement.
2. The changes to Section 2(b) of the Agreement as set forth in Paragraph 1 of this Amendment do not constitute an Event of Termination, as defined in Section 4 of the Agreement.
3. All provisions of the Agreement, other than as modified in this Amendment, are hereby ratified and shall remain in full force and effect.
IN WITNESS WHEREOF, the Holding Company and the Executive have executed this Amendment as of the day and year first written above

THE HOLDING COMPANY:		THE EXECUTIVE:

Central Federal Corporation
/s/ David C. Vernon

David C. Vernon

By:	/s/ Thomas P. Ash

Name in
Print:	Thomas P. Ash

For the Board of Directors